                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE



                  GENOME THERAPEUTICS REPORTS FINANCIAL RESULTS
                        FOR THIRD QUARTER OF FISCAL 2001

              R&D expenditures increase 25% from prior year quarter

WALTHAM, MASS., JULY 9, 2001 -- Genome Therapeutics Corp. (Nasdaq: GENE) today reported financial results for the third quarter of fiscal 2001, which ended May 26, 2001. The Company reported total revenues for the third quarter of fiscal 2001 of $6,412,000, and a net loss of $2,544,000, or approximately ($0.11) per share. In the same period of fiscal 2000, the Company reported revenues of $6,478,000, and a net loss of $889,000, or approximately ($0.04) per share.

After the close of the third quarter, Genome Therapeutics announced a significant advance in its osteoporosis alliance with Wyeth-Ayerst, which was accompanied by $5 million in milestone payments. This amount is expected to be recognized in the fourth quarter.

For the first nine months of fiscal 2001, the Company reported total revenues of $20,214,000, compared to $20,318,000 during the same period of fiscal 2000. Net loss in the first nine months of fiscal 2001 was ($4,672,000), or ($0.21) per share, compared to a net loss of ($1,084,000), or ($0.05) per share, in the same period of fiscal 2000. The Company's cash, cash equivalents and other investments at the end of the third fiscal quarter of 2001 were approximately $73 million.

"We remain committed to increasing our research and development efforts in order to capitalize on exciting product-oriented growth opportunities that we have identified," said Steven M. Rauscher, CEO and President of Genome Therapeutics. "One of the key components of this strategic plan is our internal anti-infectives drug discovery programs, which include a productive joint venture with ArQule and a recently announced collaboration with Cetek to develop novel high-throughput screening assays for identification of novel drug leads."

Management noted that in advance of the significant milestone payment expected in the fourth quarter, the Company's cash position remained strong during the third quarter, with cash and other investments increasing to $73,183,000 from $71,823,000 in the second fiscal quarter. These results reflect receipt of a milestone payment in the Company's Asthma alliance with Schering-Plough and an extension by Aventis for its license to the PathoGenome(TM) database.

Supplementary Financial Information

Statements in this press release that are not strictly historical, including statements regarding future revenues and expenses, are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company and its alliance partners to (i)

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successfully develop products based on the Company's genomic information, (ii)
obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

For the year ending August 31, 2001, Genome Therapeutics Management expects:

    -- Revenues projected to be in the range of $32-36 million
    -- Total costs and expenses projected to be in the range of $38-41 million

Genome Therapeutics (www.genomecorp.com) is a genomics-based drug discovery company operating two lines of business: genomics services and biopharmaceutical. The genomics services business focuses on services that enable other organizations to achieve their drug discovery objectives and includes the GTC Sequencing Center and the PathoGenome(TM) Database. The biopharmaceutical business focuses on the development of novel therapeutics, vaccines and diagnostics to solve major medical needs, includes six alliances with pharmaceutical companies (Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux) and a joint venture with ArQule.


                                - tables follow -

                            GENOME THERAPEUTICS CORP.
                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)
                                   (unaudited)


                                                          Thirteen weeks ended           Thirty-nine weeks ended
                                                         May 26,         May 27,         May 26,         May 27,
                                                          2001            2000            2001            2000
                                                          ----            ----            ----            ----
REVENUES:
  Contract research, licenses and subscription
     fees                                             $    6,412       $   6,478      $   20,214       $   20,318
                                                      ----------       ---------      ----------       ----------

COSTS AND EXPENSES:
  Research and development                                 7,919           6,294          22,409           18,043
  Selling, general and administrative                      1,888           1,323           5,315            4,011
                                                      ----------       ---------      ----------       ----------
       Total costs and expenses                            9,807           7,617          27,724           22,054
                                                      ----------       ---------      ----------       ----------

Loss from operations                                      (3,395)         (1,139)         (7,510)          (1,736)

Interest income                                            1,045             470           3,426            1,269
Interest expense                                            (194)           (220)           (588)            (617)
                                                      ----------       ---------      ----------       ----------

       NET LOSS                                       $   (2,544)     $     (889)     $   (4,672)      $   (1,084)
                                                      ==========      ==========      ==========       ==========

Basic/diluted net loss per common share               $    (0.11)     $    (0.04)     $    (0.21)      $    (0.05)
                                                      ==========      ==========      ==========       ==========

Basic/diluted weighted average number of common
shares outstanding                                    22,434,920      20,606,918      22,356,317       19,799,349
                                                      ==========      ==========      ==========       ==========


                           SELECTED BALANCE SHEET DATA
                           (in thousands) (unaudited)


                                                                       May 26,                 August 31,
                                                                        2001                     2000
                                                                        ----                     ----
Cash, cash equivalents, restricted cash and investments                $73,183                  $75,884
Total assets                                                            88,994                   91,336
Long-term obligations, net of current maturities                         3,194                    4,543
Shareholders' equity                                                    71,459                   74,275
                                                                       =======                  =======


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